SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT



   Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


Date of Report             October 29, 1996
                       (Date of earliest event reported)




                SIMMONS FIRST NATIONAL CORPORATION
     (Exact name of registrant as specified in its charter)




Arkansas                  0-6253              71-0407808
(State or other         (Commission         (I.R.S. employer
jurisdiction of         file number)         identification No.)
incorporation
or organization)



501 Main Street, Pine Bluff, Arkansas           71601
(Address of principal executive offices)       (Zip Code)





                          (501) 541-1000
       (Registrant's telephone number, including area code)


ITEM 5.   OTHER EVENTS.

     The following is the text of a press release issued by the registrant at 3:05 Central Standard Time on October 29, 1996:

FOR RELEASE:  Tuesday, October 29, 1996

SIMMONS FIRST ANNOUNCES FIFTY PERCENT STOCK DIVIDEND

Pine Bluff-- J. Thomas May, chairman and chief executive officer of Simmons First National Corporation (SFNC), has announced the declaration of a 50 percent stock dividend by the Corporation.
The Corporation will distribute one additional share of stock to shareholders for each two shares owned on the record date, November 20, 1996. The stock dividend will be paid on December 6, 1996. No fractional shares will be issued, but cash payments, in lieu of fractional shares, will be made.

"We believe the increase in the price of our stock over the last several years represents an increase in the overall value of our organization", May said. "This stock dividend allows us to deliver enhanced value to our shareholders in the form of additional shares of stock in our organization."

Simmons First recently announced earnings for the three month period ended September 30, 1996 of $2,548,000. Earnings for the nine month period ended September 30, 1996 were $7,451,000 with a return on average assets (ROA) of
1.20 percent.

Stockholders' equity at the end of the third quarter of 1996 was
$100,684,000 a milestone for Simmons First.   Simmons First announced
another landmark accomplishment earlier this year by reporting record earnings exceeding $10 million for 1995.

Simmons First National Corporation, with assets of $857 million, is a multi-bank holding company with banks in Pine Bluff, Jonesboro, Lake Village, Dumas and Rogers, Arkansas. These five banks conduct banking operations from 29 offices in 15 communities throughout the state.


FOR MORE INFORMATION CONTACT:

Lawrence Fikes
Vice President - Marketing Group
Simmons First National Corporation
(501) 541-1438
1-800-272-2213
FAX (501) 541-1045


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SIMMONS FIRST NATIONAL CORPORATION


Date: October 30,1996                      By /s/ J. Thomas May
                                         J. Thomas May, President &
                                           Chief Executive Officer